UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WEBMEDIABRANDS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(4)	Date filed: April 17, 2012

WEBMEDIABRANDS INC.
50 Washington Street, 9th Floor
Norwalk, Connecticut 06854
(203) 662-2800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 21, 2012

Dear Stockholders:

You are hereby cordially invited to attend the 2012 Annual Meeting of Stockholders of WebMediaBrands Inc., a Delaware corporation, at the offices of WebMediaBrands Inc. located at 475 Park Avenue South, 4th Floor, New York, New York on June 21, 2012, at 10:00 a.m. local time. This meeting is being held for the following purposes:

1. To elect seven directors to the Board of Directors of WebMediaBrands Inc. with terms expiring at the 2013 Annual Meeting of Stockholders or until their successors are duly elected;

2. To approve the appointment of Rothstein Kass, independent registered public accounting firm, to act as independent auditors for WebMediaBrands Inc. for the fiscal year ending December 31, 2012;

3. To approve a reverse stock split of our Common Stock at a ratio between and including 1-for-2 and 1-for-10;

4. Contingent on the stockholders’ approval of the reverse stock split proposal, to approve three alternative amendments to our Amended and Restated Certificate of Incorporation to reduce the number of shares of Common Stock we are authorized to issue from 75,000,000 to either 18,750,000, 25,000,000 or 37,500,000 shares, respectively; if the stockholders approve each alternative amendment, the Board of Directors may choose to implement one of the approved reductions or abandon the reductions in its discretion; and

5. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 23, 2012 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

YOUR VOTE IS IMPORTANT

Whether or not you expect to be present at the Annual Meeting, please complete, date, sign and return the enclosed proxy promptly in the postage-prepaid envelope provided for your convenience. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you wish.

By Order of the Board of Directors, Alan M. Meckler Chairman of the Board and Chief Executive Officer
Dated: May 11, 2012

WebMediaBrands Inc.
50 Washington Street, 9th Floor
Norwalk, Connecticut 06854
(203) 662-2800

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 21, 2012

The Board of Directors of WebMediaBrands Inc. (the “Company”) is soliciting proxies from the Company’s stockholders for the 2012 Annual Meeting of Stockholders to be held on June 21, 2012 at the offices of WebMediaBrands Inc. located at 475 Park Avenue South, 4th Floor, New York, New York.

You are entitled to vote at the meeting if you were a stockholder of record at the close of business on April 23, 2012. On or about May 11, 2012, the Company will begin mailing to all such stockholders a proxy card, this proxy statement and the Company’s 2011 Annual Report. On April 23, 2012, there were [  •  ], shares of the Company’s Common Stock outstanding, which are the only shares of the Company’s stock entitled to vote at this meeting. Each such share of Common Stock will be entitled to one vote at the meeting.

Your signed proxy card will appoint Alan M. Meckler and Mitchell S. Eisenberg, as proxy holders, or your representatives, to vote your shares.

If you sign and return your proxy card without giving voting directions, the proxy holders will vote your shares:

(i) for all of the nominees for director listed on pages 2, 3 and 4;

(ii) for the appointment of Rothstein Kass as independent auditors for the fiscal year ending  December 31, 2012;

(iii) for the reverse stock split at a ratio of between and including 1-for-2 and 1-for-10;

(iv) for the reduction in the number of shares of Common Stock we are authorized to issue to 18,750,000 from 75,000,000;

(v) for the reduction in the number of shares of Common Stock we are authorized to issue to 25,000,000 from 75,000,000; and

(vi) for the reduction in the number of shares of Common Stock we are authorized to issue to 37,500,000 from 75,000,000.

The proxy card permits you to direct the proxy holders to:

(i) withhold your votes from particular nominees;

(ii) vote “for” or “against” or “abstain” from voting on the appointment of auditors referred to above;

(iii) vote “for” or “against” or “abstain” from voting on the reverse stock split;

(iv) vote “for” or “against” or “abstain” from voting on the reduction in the number of shares of Common Stock we are authorized to issue to 18,750,000;

(v) vote “for” or “against” or “abstain” from voting on the reduction in the number of shares of Common Stock we are authorized to issue to 25,000,000; and/or

(vi) vote “for” or “against” or “abstain” from voting on the reduction in the number of shares of Common Stock we are authorized to issue to 37,500,000.

Signing and returning your proxy card will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previously voted proxy will be automatically revoked. You may also revoke your proxy any time before it is voted by delivering written notice prior to the meeting to:

WebMediaBrands Inc.
50 Washington Street, 9th Floor
Norwalk, Connecticut 06854
Attn: Corporate Secretary

If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holder may vote your shares for a substitute if you have submitted a signed proxy card.

As far as the Company knows, the only matters to be brought before the meeting are those referred to in this proxy statement. As to any other matters presented at the meeting, if you send in a signed proxy card, the proxy holders may vote your shares at their discretion.

No business may be conducted at the meeting unless a majority of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy. All matters voted on at the meeting will be determined by the “for” vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the subject matter of the vote, except for the election of directors, which will be determined by the “for” vote of a plurality of such shares.

Abstentions and broker non-votes are counted as shares present for determining if there are sufficient shares present to hold the meeting and are entitled to vote on matters at the meeting. Therefore, abstentions have the same legal effect as a vote against a matter.

A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the Norwalk offices of the Company, 50 Washington Street, 9th Floor, Norwalk, Connecticut, by contacting the Corporate Secretary.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of all seven current members of the Company’s Board of Directors to another term. The persons named in the enclosed proxy intend to vote the proxy for the election of each of the seven nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. Each nominee elected as a director will continue in office until his successor has been elected, or until his death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as directors with terms expiring at the Annual Meeting in 2013: Alan M. Meckler; Gilbert F. Bach; Michael J. Davies; Wayne A. Martino; John R. Patrick; William A. Shutzer; and Justin L. Smith.

The Board of Directors recommends a vote FOR the election of each of these nominees as a director.

The following table sets forth information with respect to each nominee for director. Except as otherwise indicated, each nominee has held his present occupation or occupations for more than the past five years and has not been principally employed by any subsidiary or affiliate of the Company. There are no family relationships among any nominee, director or executive officer of the Company.  Except as described below with respect to Justin L. Smith, there are no arrangements or understandings between the director nominees and any other person pursuant to which the director nominees were selected as directors or nominees. References below to the nominees’ respective ages are as of the date of the Annual Meeting. References below to periods of service to the Company include, where applicable, service to the Company’s predecessor business, internet.com LLC, prior to its 1999 merger with and into the Company.

Name	Age	Principal Occupation or Occupations and Directorships
Alan M. Meckler	66
Alan M. Meckler has been Chairman of the Board and Chief Executive Officer of the Company since its inception. Previously, Mr. Meckler had been Chairman of the Board of Mecklermedia Corporation from 1973 and was its Chief Executive Officer from December 1993 until it was acquired by Penton Media in November 1998. He also served as President of Mecklermedia from 1971 through November 1998.

Among other experiences, qualifications, attributes and skills, Mr. Meckler’s executive experience in the digital media industry and his unique perspective on the Company led to the conclusion of the Nominating and Corporate Governance Committee and of the full Board that he should serve as a director of the Company.

Gilbert F. Bach	80
Gilbert F. Bach has been a director of the Company since its inception. Mr. Bach retired on January 1, 1997 from Lehman Brothers, where he held various positions from 1979 through 1996, most recently as a Managing Director. From 1955 to 1979, Mr. Bach held various positions at Hirsch & Co. and Loeb Rhoades & Co. Mr. Bach was also a director of Mecklermedia from February 1997 until it was acquired by Penton Media in November 1998.

Among other experiences, qualifications, attributes and skills, Mr. Bach’s experience in the areas of corporate governance, finance, marketing and securities led to the conclusion of the Nominating and Corporate Governance Committee and the full Board that he should serve as a director of the Company and Chairman of the Nominating and Corporate Governance Committee.

Michael J. Davies	67
Michael J. Davies has been a director of the Company since its inception. Mr. Davies has been President of Fox Hill Consulting LLC since February 1998 and has also been a director of Boxwood Technology, Inc. since May 2000. He was Chairman and CEO of Amazing Media, Inc. from February 2002 until January 2005. From February 2001 until March 2002 he was Chairman of Saltmine, Inc. Mr. Davies was a director of PROVANT, Inc. from 1998 to 2001. Mr. Davies was also a director of Mecklermedia from January 1996 until it was acquired by Penton Media in November 1998. He was a special limited partner with American Business Partners from July 1997 to April 1998. Prior to that he was a Managing Director, Corporate Finance, of the investment bank Legg Mason Wood Walker, Incorporated from 1993 to 1996. Before joining Legg Mason, Mr. Davies was the Publisher of the Baltimore Sun from 1990 through 1993.

Among other experiences, qualifications, attributes and skills, Mr. Davies’ knowledge and experience in corporate finance as well as his prior experiences in leading media and Internet companies led to the conclusion of the Nominating and Corporate Governance Committee and the full Board that he should serve as a director  of the Company and Chairman of the Compensation Committee.

Wayne A. Martino	53
Wayne A. Martino was appointed as a director of the Company in January 2010. Mr. Martino has been a principal of the law firm Brenner, Saltzman & Wallman, LLP since 1991. Mr. Martino was formerly a director of Ziplink, Inc. from 1999 until 2001 and Mecklermedia Corporation from 1993 until 1998. He served on the State of Connecticut Nanotechnology Advisory Panel from 2005 to 2010 and has served on the Board of Trustees of the Hamden Hall Country Day School since 2008.

Among other experiences, qualifications, attributes and skills, Mr. Martino’s experience in advising clients in business transactions and knowledge of legal requirements of public companies led to the conclusion of the Nominating and Corporate Governance Committee and the full Board that he should serve as a director of the Company.

John R. Patrick	66
John R. Patrick has been a director of the Company since January 2003. Mr. Patrick has been President of Attitude LLC since 2001. Prior to that, he worked at IBM Corporation from 1967 to 2001. Mr. Patrick was Vice President of Internet Technology at IBM from 1995 to 2001. He is a member of the board of directors of Knovel Corporation, OCLC and Western Connecticut Health Network.

Among other experiences, qualifications, attributes and skills, Mr. Patrick’s knowledge of and experience in the Internet industry and ability to serve as Audit Committee financial expert led to the conclusion of the Nominating and Corporate Governance Committee and the full Board that he should serve as a director of the Company and Chairman of the Audit Committee.

William A. Shutzer	65
William A. Shutzer has been a director of the Company since January 2000. Mr. Shutzer has been a senior managing director and a partner of Evercore Group Holdings, a financial advisory and private equity firm since 2004. He previously served as a Managing Director of Lehman Brothers from 2000 through 2003, as a Partner in Thomas Weisel Partners LLC from 1999 through 2000, as Executive Vice President of ING Baring Furman Selz LLC from 1998 through 1999, as President of Furman Selz Inc. from 1995 through 1997, and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. Mr. Shutzer is also a member of the board of directors of Tiffany & Co., ExamWorks Group, Inc. and Evercore Trust Co.

Among other experiences, qualifications, attributes and skills, Mr. Shutzer’s knowledge of and experience in finance, mergers and acquisitions, investor relations and strategic development led to the conclusion of the Nominating and Corporate Governance Committee and the full Board that he should serve as a director of the Company.

Justin L. Smith	30
Justin L. Smith has been a director and the Vice President Social Media of the Company since May 2011. From January 2009 to May 2011, Mr. Smith was the Founder and CEO of Inside Network, Inc, which we acquired in May 2011. From January 2007 until January 2009, Mr. Smith was the Head of Product at Kabam (formerly Watercooler), a developer of social games and applications for Facebook and other platforms. Mr. Smith earned a degree in Computer Systems Engineering from Stanford University, where he was a Mayfield Fellow and a recipient of the Terman Award in Engineering.

Among other experiences, qualifications, attributes and skills, Mr. Smith’s experience in social media and operating an internet business led to the conclusion of the Nominating and Corporate Governance Committee and the full Board that he should serve as a director of the Company.

Arrangements with Directors

In connection with the acquisition of all the outstanding shares of capital stock of Inside Network, the Board of Directors of the Company appointed Mr. Smith as a member of the Board as of May 11, 2011.  To help ensure Mr. Smith’s appointment to the Company’s Board, the Company entered into a nominating agreement with him pursuant to which, so long as the nominating agreement is in effect, the Company must use its commercially reasonable efforts to appoint Mr. Smith to the Board.

To further ensure Mr. Smith’s appointment to the Company’s Board, Alan Meckler, the Chairman, Chief Executive Officer and largest stockholder of the Company, and Mr. Smith entered into a support agreement whereby, so long as the support agreement is in effect, Mr. Meckler must cause all of his shares of capital stock in the Company to be voted in favor of the election of Mr. Smith to the Company’s Board.  The support agreement will expire simultaneously with the nominating agreement.

The nominating agreement and support agreement each will expire on the earliest of (i) May 11, 2014, (ii) the date on which Mr. Smith’s employment with the Company terminates for cause, (iii) if Mr. Smith’s employment terminates for any reason other than for cause, the later of May 11, 2013 and the date on which Mr. Smith’s employment terminates, (iv) Mr. Smith’s uncured material breach of the non-compete and non-solicitation covenants in his employment agreement, (v) a change in control of the Company, or (vi) the date on which Mr. Smith first ceases to own at least 500,000 shares of Company Common Stock.

PRINCIPAL STOCKHOLDERS AND SECURITY
OWNERSHIP OF MANAGEMENT

Security Ownership of Directors, Nominees for Director, Named Executive Officers and all Directors and Executive Officers as a Group

The following table sets forth, as of March 31, 2012, information with respect to the outstanding shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), beneficially owned by (i) each director of the Company, (ii) each nominee for director, (iii) our named executive officers, namely, the Chief Executive Officer (who is also a director), the Chief Financial Officer (“CFO”) and the Vice President Social Media (who is also a director) and (iv) by all persons presently serving as directors and executive officers of the Company as a group. Except as otherwise indicated, all shares are owned directly. The business address for all of those parties is c/o WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854. For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date (i) which such person has the right to acquire within 60 days after such date, (ii) over which such person has voting power or (iii) over which such person has investment power, including disposition power. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Alan M. Meckler	17,242,507	(1)	39.5%

Justin L. Smith	3,668,731		8.8%

William A. Shutzer	507,398	(2)	1.2%

John R. Patrick	336,568	(3)	*

Gilbert F. Bach	280,500	(4)	*

Michael J. Davies	183,443	(5)	*

Wayne A. Martino	121,455	(6)	*

Donald J. O’Neill	318,119	(7)	*

All directors and executive officers as a group (eight persons)	22,658,721		50.9%

*	Less than one percent

(1)
Includes: 1,000,000 shares held in the Alan M. Meckler 2011 Grantor Retained Annuity Trust; 346,455 shares held in the Alan M. Meckler 2010 Grantor Retained Annuity Trust; 456,432 shares held by The Meckler Foundation, Inc., a non-profit charitable foundation founded by Mr. Meckler and for which he acts as president; 2,808,360 shares held by Mr. Meckler’s wife; and 313,600 shares held in a trust for the benefit of Mr. Meckler’s mother. Mr. Meckler exercises shared voting and investment control over all of these shares except the shares held by the 2010 and 2011 Grantor Retained Annuity Trusts, over which Mr. Meckler exercises investment control but not voting control. Also includes 1,838,949 shares issuable upon exercise of currently exercisable options.

(2)	Includes 107,001 shares issuable upon exercise of currently exercisable options.

(3)	Includes 236,568 shares issuable upon exercise of currently exercisable options.

(4)	Includes 122,000 shares issuable upon exercise of currently exercisable options.

(5)	Includes 127,442 shares issuable upon exercise of currently exercisable options.

(6)	Includes 8,667 shares issuable upon exercise of currently exercisable options.

(7)	Includes 318,119 shares issuable upon exercise of currently exercisable options.

Security Ownership of Certain Beneficial Owners as of March 31, 2012

The following table sets forth, as of March 31, 2012, information with respect to the outstanding shares of the Company’s Common Stock beneficially owned by each person (including any “group” as that term is used in section 13(d)(3) of the Exchange Act) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities and who is not a director or executive officer of the Company. Except as otherwise indicated, all shares are owned directly. For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date (i) which such person has the right to acquire within 60 days after such date, (ii) over which such person has voting power or (iii) over which such person has investment power, including disposition power. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Federated Investors, Inc. (1)	5800 Corporate Dr. Pittsburgh, PA 15222	2,943,098	7.0%

(1)
Based upon information set forth in a Schedule 13G filed under the Securities Exchange Act of 1934 dated February 9, 2012. John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue, as co-trustees of the trust holding all shares of Federated, the parent of investment companies holding our stock, share voting and dispositive control.

FURTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Independence

Each year, the Company reviews any and all relationships that each director has with the Company, and the Board of Directors subsequently reviews those findings in accordance with the elements of independence standards of the Nasdaq Stock Market.  As a result of this review, the Board of Directors has determined that none of the directors has any material business relationships with the Company, except for the Company’s Chairman and Chief Executive Officer, Mr. Alan M. Meckler, and its Vice President Social Media, Justin L. Smith. The Board affirmatively determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder: Gilbert F. Bach; Michael J. Davies; Wayne A. Martino; John R. Patrick; and William A. Shutzer.

Code of Business Conduct and Ethics

We have adopted a World Wide Business Conduct Policy that is designed to promote high standards of ethical conduct by our directors and employees.  The Code requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest.

As a mechanism to encourage compliance with the World Wide Business Conduct Policy, we have established procedures to receive, retain, and address complaints regarding accounting or auditing matters.  These procedures ensure that individuals may submit concerns regarding accounting or auditing matters in a confidential and anonymous manner.

In addition, we have a code of ethics for our chief executive officer (“CEO”), chief financial and accounting officer, and any persons performing similar functions.  Our World Wide Conduct Policy and Code of Ethics are available for review in the Corporate Governance section within the Investor Relations section of our Website at www.webmediabrands.com.

Board Leadership Structure and Risk Oversight Role

Our Board of Directors is led by our Chairman and CEO, Mr. Alan M. Meckler. The Board believes that having our CEO serve as Chairman of the Board is suitable for the Company at its present stage. Mr. Meckler, who also is our largest stockholder, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business, and is well positioned to develop agendas that ensure the Board’s time and attention are focused on the most critical matters. Furthermore, the Board believes that having our CEO serve as Chairman of the Board strengthens his ability to develop and implement strategic initiatives and respond efficiently to various situations. The Board is aware of potential conflicts that might arise when an employee chairs the Board, but believes these potential conflicts are offset by the fact that independent directors comprise each of the Board’s committees and, other than Mr. Smith, the remainder of the Board. Additionally, the Board believes Mr. Meckler’s combined role enables decisive leadership and ensures clear accountability.

As part of its oversight function, the Board and its committees regularly undertake reviews of the significant risks in respect of our business. These reviews are supplemented as necessary by outside professional advisers with expertise in the substantive areas of our business. The committees facilitate deeper analysis of various matters and promote regular monitoring of our activities in their advisory role to the Board. Specifically, the Audit Committee oversees the Company’s risk policies and processes relating to our financial statements and financial reporting, as well as liquidity risks, market risks, and the policies and procedures for monitoring and mitigating these risks. The Audit Committee also reviews, monitors and decides upon all related party transactions. Similarly, the Compensation Committee oversees risks related to the Company’s compensation policies.

The Board believes that its current structure effectively maintains independent oversight of management and that having a lead independent director is unnecessary. The Board has the ability to quickly adjust its leadership structure should business or managerial conditions change.

Committees of the Board

The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The current members of these committees are as follows:

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

Gilbert F. Bach	Gilbert F. Bach	Gilbert F. Bach (Chair)
Michael J. Davies (Chair)	Michael J. Davies	Michael J. Davies
Wayne A. Martino	Wayne A. Martino	Wayne A. Martino
John R. Patrick	John R. Patrick (Chair)	John R. Patrick
William A. Shutzer	William A. Shutzer	William A. Shutzer

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and advising the Board on the Company’s compensation philosophy, programs and objectives. The Compensation Committee oversees the Company’s compensation programs, which include components that are designed specifically for the Company’s named executive officers. Mr. Davies serves as the Chairman of the Compensation Committee. The Compensation Committee may delegate its authority to subcommittees, as the Compensation Committee deems appropriate, so long as any actions taken by such subcommittees are not otherwise inconsistent with the obligations and responsibilities of the Compensation Committee. The Company’s Board of Directors has adopted a written charter for the Compensation Committee that is available for review in the Corporate Governance section within the Investor Relations section of our Website at www.webmediabrands.com. The Compensation Committee met four times during the fiscal year ended December 31, 2011.

Consistent with the listing requirements of Nasdaq, the Compensation Committee is composed entirely of independent non-management members of the Board of Directors. No Compensation Committee member participates in any of the Company’s employee compensation programs. For further discussion on the Compensation Committee, see “Compensation Discussion and Analysis”.

Audit Committee

The Audit Committee has the responsibility to review audited financial statements and accounting practices of the Company, to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services and to oversee the Company’s systems of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company. The Board has determined the members of the Audit Committee are each independent pursuant to Nasdaq and SEC rules. The Board of Directors has determined that Mr. John R. Patrick, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Company’s Board of Directors has adopted a written charter for the Audit Committee that is available for review under Corporate Governance in the Investor Relations section on our Website at www.webmediabrands.com. The Audit Committee met four times during the fiscal year ended December 31, 2011.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends such candidates to the Board and stockholders for consideration. Mr. Gilbert F. Bach has served as the Chairman of the Nominating and Corporate Governance Committee since the committee was formed in 2005. The Board has determined each member of the Nominating and Corporate Governance Committee is independent pursuant to Nasdaq listing standards. In considering candidates for election to the Board, the Nominating and Corporate Governance Committee evaluates the qualifications and performance of the incumbent directors, including consideration of whether the director continues to satisfy the minimum qualifications for director candidates, and reviews the performance of the director during the preceding term. In identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee will solicit recommendations from members of the Board and the management of the Company. The Nominating and Corporate Governance Committee will assemble information concerning the background and qualifications of each candidate and determine if each candidate satisfies the minimum qualifications required of candidates and possesses any of the specific qualities that must be possessed by one or more members of the Board. The Nominating and Corporate Governance Committee will consider the contribution that the candidate can be expected to make to the overall functioning of the Board and the extent to which the membership of the candidate would promote diversity on the Board, with regard to professional background, experience, expertise, age, gender, ethnicity and country of citizenship.

It is the policy of the Nominating and Corporate Governance Committee that all persons nominated to serve as a director of the Company should possess certain minimum qualifications as threshold criteria. The Nominating and Corporate Governance Committee does not have a written policy regarding the consideration of diversity, however defined, and does not explicitly seek diversity in identifying and evaluating nominees for director. Instead, the Nominating and Corporate Governance Committee seeks such qualifications as, among others:

•	the personal integrity and ethical character of the candidate;
•	the absence of any conflicts of interest that would impair the candidate’s ability to exercise independent judgment or discharge the fiduciary duties of a director;
•	the ability to represent fairly and equally stockholders of the Company;
•	demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor;
•	a demonstrated ability to function effectively in an oversight role;
•	a general business understanding of major issues facing public companies of comparable size and operational scope to the Company; and
•	adequate time to devote to the Board and its committees.

Only under exceptional and limited circumstances will the Nominating and Corporate Governance Committee approve a candidate who does not satisfy these requirements. The Nominating and Corporate Governance Committee will adhere to the applicable rules and guidelines of Nasdaq and the SEC.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate pursuant to the procedures set forth below under “Stockholder Communication with the Board of Directors”. The Nominating and Corporate Governance Committee will evaluate persons recommended by stockholders in the same manner as other candidates.

In addition, the Nominating and Corporate Governance Committee is responsible for, among other things, evaluating the effectiveness of the Board and its Committees, and for developing, updating as necessary, and recommending to the Board corporate governance principles and policies applicable to the Company. The Company’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance that is available for review in the Corporate Governance section within the Investor Relations section of our Website at www.webmediabrands.com. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2011.

Directors’ Attendance

The Company does not currently have a formal policy regarding director attendance at the Company’s stockholder meetings. However, it is expected that, absent compelling circumstances, each director will attend each stockholder meeting. All directors attended the 2011 annual stockholder meeting.  The Board of Directors met six times during the fiscal year ended December 31, 2011, including twice telephonically. Each of the directors attended 75% of the Board of Directors’ meetings and all of the meetings of each committee on which each such director serves.

Stockholder Communication with the Board of Directors

Generally, stockholders who have questions or concerns should visit our Investor Relations home page at www.webmediabrands.com/corporate/investors.html. However, any stockholders who wish to address questions or other communications regarding our business directly to the Board of Directors, a committee or any individual director, should direct their questions or other communications in writing to the Chairman of the Board at WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854. The Chairman will forward all such communications as appropriate.

EXECUTIVE OFFICERS

In addition to Alan M. Meckler, the Chairman of the Board and Chief Executive Officer, and Justin L. Smith, a director and Vice President Social Media, the following person is an executive officer of the Company.

Name	Age	Position with Company
Donald J. O’Neill	38
Donald J. O’Neill has been Vice President and Chief Financial Officer of the Company since May 2007. From May 2005 to May 2007, Mr. O’Neill served as Controller of the Company after having held various accounting staff and management positions with the Company since his hiring in April 2000. Prior to his tenure at the Company, Mr. O’Neill was employed by Arthur Andersen LLP.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Philosophy and Program Objectives

In order to recruit and retain the most qualified and competent individuals to the Company’s management team, the Company strives to maintain a compensation program that is competitive in the current labor market. The purposes of the Company’s compensation program are to attract and retain highly qualified employees and to reward performance. The following compensation objectives are considered in determining the compensation of our Chairman and Chief Executive Officer, Alan M. Meckler, our Vice President and Chief Financial Officer, Donald J. O’Neill, and our Vice President Social Media, Justin L. Smith:

•	designing competitive compensation and stock incentive plan to enhance the Company’s ability to attract and retain knowledgeable and experienced executives;

•	setting compensation and incentive levels that reflect competitive market practices and that are geared towards both the current and long-term performance of the Company; and

•
ensuring that a significant portion of the total compensation package is determined by increases in stockholder value, in order to align the executives’ interests with those of the Company’s stockholders.

We refer to Messrs. Meckler, O’Neill, and Smith collectively as the Named Executive Officers or “NEOs”.

 Oversight of Executive Compensation Program

Relating to NEO compensation, the responsibilities of the Compensation Committee include the following subject, where applicable, to ratification by the Board of Directors:

•	developing and promoting an effective compensation philosophy;
•	reviewing and establishing long-term performance goals and objectives for the Company’s NEOs;
•	evaluating the performance of the Company’s NEOs in light of approved goals and objectives;
•
determining the compensation of the NEOs based on their performance evaluations, consisting of components of compensation such as annual salary and long-term incentive compensation and perquisites, and any other matters relating to the compensation of the NEOs that the Compensation Committee considers appropriate, such as considerations regarding employment, severance, change of control or other compensation agreements or arrangements to be entered into or otherwise established between the Company and the NEOs; and

•	administering all equity-based compensation plans and arrangements with an aim toward furthering the Company’s long-term goals.

Comparative Compensation Data

The Compensation Committee has historically utilized information compiled by the Company specific to the media industry as a resource for determining competitive compensation for the Company’s NEOs, including information on salaries and long-term equity incentives of companies of varying size and market capitalization within the media industry. The Compensation Committee uses the benchmark information as a general framework and attempts to ensure that the total compensation for the Company’s NEOs is consistent with the range of total compensation being paid to executives at similarly sized companies in similar industries. It is important to note that the competitive compensation information is just one relevant consideration in the compensation assessment and decision process. As described in more detail in this compensation discussion and analysis, in addition to relevant market compensation information and each executive officer’s total compensation, the Compensation Committee also considers the following factors in reviewing and determining compensation levels for our NEOs:

•	Overall company performance measured in terms of financial performance, stockholder value creation, and execution of the Company’s management objectives;

•	Individual performance, including in particular, each individual executive’s contribution to successful implementation of long-term strategic direction; and

•	The relative mix between compensation elements as it relates to both fixed and variable, and cash and non-cash, compensation.

The Compensation Committee periodically meets with the CEO to discuss the information supplied and to discuss proposed compensation changes for the NEOs other than himself, along with its initial conclusions as to compensation for the subsequent year.

Compensation Elements

Although the Compensation Committee does not target a specific ratio between salary and equity awards, the Compensation Committee believes that the current mix of cash and equity-based compensation provided to the NEOs, by emphasizing incentive compensation that is at risk and tied to the Company’s financial performance, furthers the Company’s compensation philosophy and objectives stated above.

The key components of the NEO compensation are salary and stock option awards. A discussion of the various components of the NEO compensation for fiscal year 2011 follows.

Salary

Competitive base salaries are an important factor in a company’s ability to attract and retain its executive officers. The Compensation Committee reviews salary-related information to ensure that the salary program is competitive, and determines base salaries for the NEOs each year based on a variety of factors in addition to salary-related data regarding similar positions requiring similar qualifications within the industry, such as the executive’s experience, job responsibilities and the performance of such executive’s duties and responsibilities during the relevant year.

Stock Incentive Plan

The Company’s 2008 Stock Incentive Plan is intended to provide employees with long-term rewards designed to appreciate in value with the favorable future performance of the Company. During 2011, the Company awarded stock options to employees, including NEOs, as part of a Company-wide grant program.  The criteria the Company used to determine the number of stock options that the Company awarded included, with respect to each employee, the amount and value of past awards; the number of years of service to the Company; the employee’s position within the Company; current base salary and current number of stock options outstanding; and, with respect to the NEOs, the Compensation Committee’s assessment of the applicable NEO’s performance of regular duties and responsibilities during the calendar year, based on Board interaction with the NEOs and on the Company’s CEO’s assessment of their performance.

In addition, prior to 2007, the Company generally issued stock options with a life of ten years except for incentive stock options granted to the CEO. As a result of Mr. Meckler’s status as an affiliate of the Company, incentive stock options granted to him expire five years following the date of grant to ensure that the stock options retain their tax-qualified status. Beginning in 2007, the Compensation Committee determined that all future stock option grants should have a five-year term because this would result in less stock-based compensation expense for the Company based on applicable accounting principles. In September 2010, due in part to the sale of its Jupiterimages and Internet.com businesses in February and November 2009, respectively, the Compensation Committee determined that all future stock option grants would have a ten-year life and be issued as non-qualified stock options.  Stock option grants generally vest equally on each of the first three anniversaries of grant.

The Compensation Committee believes that the stock option awards and the period over which they vest provide a method of retention and motivation for the executives of the Company and also encourage the executives to manage the Company in an effective manner with a goal of achieving long-term stock price appreciation.

Perquisite and Other Personal Benefit

Historically, we provided Mr. Meckler use of a Company automobile and reimbursed him for expenses related to the automobile. This was a legacy benefit that was granted at the time of the Company’s inception, and during its continuing review of total compensation, the Compensation Committee had determined that continuing to provide this benefit was reasonable and consistent with its overall goals of retaining highly qualified employees for key positions. However, at the request of the CEO, on November 14, 2010, the Company sold the automobile provided to Mr. Meckler and retained the proceeds. The Company no longer provides Mr. Meckler use of an automobile. The specific perquisites provided to each NEO during 2010 and 2011 are shown in the footnotes to the Summary Compensation Table below.

Severance

The Company is party to an employment agreement with Donald J. O’Neill under which, if the Company terminates his employment without cause, Mr. O’Neill is entitled to continue to receive his base salary and benefits for the period of six months following the date of such termination.

The Company is party to an employment agreement with Mr. Smith dated May 11, 2011 that provides a base salary at an annual rate of $130,000 along with benefits for a period of two years.  Following the expiration of the term of the agreement, Mr. Smith’s employment with the Company will continue on an at-will basis unless otherwise agreed in writing by the parties.  If the Company terminates Mr. Smith’s employment without cause during the term, the Company must pay to Mr. Smith as severance, in addition to all wages and benefits accrued through the date of termination, Mr. Smith’s annual base salary for the period remaining in the term.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of the NEOs. Certain performance-based compensation is not subject to this deduction limit. Options granted under the Company’s 1999 Stock Incentive Plan and 2008 Stock Incentive Plan generally qualify as performance-based compensation exempt from the deduction limitation of Section 162(m). While tax deductions are an important consideration in determining compensation levels, because the non-exempt annual compensation paid to each of the NEOs does not exceed the $1,000,000 limit, the Company has not adopted a formal policy requiring that all compensation must be deductible.

Summary Compensation Table

The following table sets forth all compensation paid to, or accrued by the Company for, the NEOs in respect of fiscal years 2011 and 2010. Alan M. Meckler, Donald J. O’Neill and Justin L. Smith were the only NEOs of the Company during the periods presented.

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Alan M. Meckler	2011	250,000	646,175	(1)	—	—		896,175
Chairman and Chief Executive Officer	2010	294,980	156,960		—	10,655	(2)	462,595
Donald J. O’Neill	2011	202,000	65,263	(1)	—	—		267,263
Vice President and Chief Financial Officer	2010	200,608	52,320		—	—		252,928
Justin L. Smith (3)	2011	79,000	30,160	(1)	—	—		109,160
Vice President Social Media	2010	—	—		—	—		—

(1)
Amounts in the Option Awards column include the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codifications ("ASC") Topic 718 for 2011 stock option awards based on a Black-Scholes value of $0.70 for 150,000 stock options, $0.48 for 1,000,000 stock options and $0.41 for 150,000 stock options, respectively, for Mr. Meckler, a Black-Scholes value of $0.70 for 50,000 stock options and $0.41 for 75,000 stock options, respectively, for Mr. O'Neill and a Black-Scholes value of  $0.70 for 20,000 stock options and $0.41 for 40,000 stock options, respectively, for Mr. Smith. A discussion of assumptions relating to option awards may be found in Note 15 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.  See Certain Relationships and Related Transactions for further information related to the stock option award granted to Mr. Meckler for 1,000,000 stock options.

(2)
This amount represents the value attributable to the use of a Company-provided automobile, and reimbursement of related expenses during 2010.  At the request of the CEO, on November 14, 2010, the Company sold the automobile provided to Mr. Meckler and retained the proceeds.

(3)	Mr. Smith's employment with WebMediaBrands began on May 12, 2011.

Grants of Plan-Based Awards Table

The following table sets forth stock options granted during the fiscal year ended December 31, 2011, to the Company’s NEOs.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
Alan M. Meckler	09/08/11	150,000	$0.92	$104,550
	11/14/11	1,000,000	$0.65	$480,800
	12/12/11	150,000	$0.53	$60,825
Donald J. O’Neill	09/08/11	50,000	$0.92	$34,850
	12/12/11	75,000	$0.53	$30,413
Justin L. Smith	09/08/11	20,000	$0.92	$13,940
	12/12/11	40,000	$0.53	$16,220

(1)
The stock options presented, with the exception of the fully vested stock option to purchase 1,000,000 shares that was granted to Mr. Meckler on November 14, 2011, will generally become exercisable in respect of one-third of the shares covered thereby on each of the first three anniversaries of their grant date or, if earlier, upon a change in control of the Company.  Each unexercised stock option terminates automatically if the optionee ceases to be an employee of the Company for any reason. If an optionee undergoes a termination on account of retirement or disability, by the Company without cause, or with the written approval of the Compensation Committee, his vested options will remain exercisable until the earlier of the last day of the original option period and three months after the date of termination; upon an optionee’s death, each of his vested stock options will expire on the last day of the option period or, if earlier, the date that is twelve months after the date of the optionee’s death.

Narrative Disclosure Relating to Summary Compensation Table
and Grants of Plan-Based Awards Table

Employment Agreements

The Company is party to an employment agreement with Donald J. O’Neill under which, if the Company terminates his employment without cause, Mr. O’Neill is entitled to continue to receive his base salary and benefits for the period of six months following the date of such termination.

The Company is party to an employment agreement with Mr. Smith dated May 11, 2011 that provides a base salary at an annual rate of $130,000 along with benefits for a period of two years.  Following the expiration of the term of the agreement, Mr. Smith’s employment with the Company will continue on an at-will basis unless otherwise agreed in writing by the parties.  If the Company terminates Mr. Smith’s employment without cause during the term, the Company must pay to Mr. Smith as severance, in addition to all wages and benefits accrued through the date of termination, Mr. Smith’s annual base salary for the period remaining in the term.

Stock Incentive Plans

The Company administers its 1999 Stock Incentive Plan, as amended and restated as of March 5, 2008 (the “1999 Plan”), pursuant to which 12,000,000 shares of the Company’s Common Stock were reserved for issuance (less previously issued shares thereunder).  The 1999 Plan expired in April 2009.  As a result, we may not grant new awards under this Plan. However, we will continue to administer this Plan until all matters related to the payment of awards previously granted have been settled.

The Company also maintains the WebMediaBrands 2008 Stock Incentive Plan (the “2008 Plan”), which our stockholders approved on June 3, 2008, under which 4,000,000 shares were reserved for issuance, plus any shares that remained available for issuance under the 1999 Plan upon its expiration in April 2009 and any shares of stock underlying awards granted under the 1999 Plan that remain undelivered following any expiration, cancellation, forfeiture, cash settlement or other termination of such awards. As of December 31, 2011 subject to certain antidilution adjustments, 1,454,144 shares of WebMediaBrands Common Stock remained available for issuance under the 2008 Plan and 6,994,169 shares of Common Stock were subject to outstanding awards granted under the 1999 Plan and 2008 Plan. In order to qualify certain awards under the plan as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, no employee shall be eligible to be granted options or stock appreciation rights covering more than 500,000 shares of the Company’s Common Stock during any calendar year.

The shares of Common Stock reserved for issuance under the 1999 and 2008 Plans are subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event. For purposes of determining the remaining shares of Common Stock available for grant under the plan, to the extent that an award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of shares of Common Stock to which the award related, the undelivered shares of Common Stock will again be available for grant.

The 1999 and 2008 Plans permit the Compensation Committee to grant equity-based awards to participants, including non-qualified stock options, restricted stock, and other awards that are valued by reference to, or otherwise based on, the fair market value of the Company’s Common Stock. The Compensation Committee establishes vesting and performance requirements that must be met at the time of the grant of an award, as well as other terms and conditions relating to such award.

Generally, the Compensation Committee, in its sole discretion, may provide for the termination of an award and the payment of a cash amount in exchange for the cancellation of an award upon the consummation of a merger, a sale of all or substantially all of our assets or a reorganization or liquidation of the Company. All unvested awards will immediately vest upon a change in control of the Company.

The Board of Directors has the ability to amend, subject to stockholder approval for certain types of amendments, or terminate the plan at any time, provided that no amendment or termination will be made that impairs the rights of the holder of any award outstanding on the date of such amendment or termination.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011, for each NEO.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (1)(2)
Alan M. Meckler	11/17/2008	175,000	—	0.26	06/04/2012
	06/04/2007	13,949	—	7.89	06/04/2012
	11/17/2008	175,000	—	0.26	12/12/2012
	03/04/2009	175,000	—	0.48	03/04/2014
	12/09/2009	200,000	100,000	0.77	12/09/2014
	09/27/2010	100,000	200,000	0.80	09/27/2020
	09/08/2011	—	150,000	0.92	09/08/2021
	11/14/2011	1,000,000	—	0.65	11/14/2021
	12/12/2011	—	150,000	0.53	12/12/2021

Donald J. O’Neill	11/17/2008	2	—	0.26	05/15/2012
	05/15/2002	1,667	—	2.28	05/15/2012
	06/04/2007	11,917	—	0.26	06/04/2012
	11/17/2008	37,167	—	7.17	06/04/2012
	11/17/2008	1,063	—	0.26	12/12/2012
	12/12/2007	1,063	—	4.14	12/12/2012
	11/17/2008	38,937	—	0.26	12/12/2012
	06/09/2003	5,150	—	3.23	06/09/2013
	11/17/2008	5,150	—	0.26	06/09/2013
	03/04/2009	100,000	—	0.44	03/04/2014
	06/14/2004	3,000	—	11.55	06/14/2014
	11/17/2008	3,000	—	0.26	06/14/2014
	12/09/2009	66,667	33,333	0.70	12/09/2014
	06/09/2005	2,000	—	18.03	06/09/2015
	11/17/2008	2,000	—	0.26	06/09/2015
	06/07/2006	3,000	—	14.55	06/07/2016
	05/20/2008	2	—	2.01	06/07/2016
	11/17/2008	3,000	—	0.26	06/07/2016
	09/27/2010	33,334	66,666	0.80	09/27/2020
	09/08/2011	—	50,000	0.92	09/08/2021
	12/12/2011	—	75,000	0.53	12/12/2021

Justin L. Smith	09/08/2011	—	20,000	0.92	09/08/2021
	12/12/2011	—	40,000	0.53	12/12/2021

(1)
Each stock option granted prior to 2007 has a ten-year term from date of grant except for stock options granted to Alan M. Meckler, which have a five-year term. Stock option grants vest equally on each of the first three anniversaries of their respective grant dates, but vesting will accelerate upon a change in control of the Company.

(2)
Each stock option granted from 2007 through 2009 has a five-year term from date of grant. Each stock option granted in 2010 and 2011 has a ten-year term from date of grant. Stock option grants generally vest equally on each of the first three anniversaries of their respective grant dates, but vesting will accelerate upon a change in control of the Company. However, the stock option granted to Mr. Meckler on November 14, 2011 vested immediately upon issuance.  See Certain Relationships and Related Transactions for further information related to this stock option grant.

(3)
On May 20, 2008, all outstanding non-qualified stock options having an exercise price greater than $4.00 per share were exchanged for new options with an exercise price of $2.01 per share, the closing price of WebMediaBrands’s Common Stock on May 20, 2008, on a one-for-one basis. The new options follow the vesting schedule of the original options that were exchanged. On November 17, 2008 all outstanding non-qualified stock options having an exercise price greater than $2.00 per share were exchanged for new options with an exercise price of $0.26 per share, the closing price of WebMediaBrands’s Common Stock on November 17, 2008, on a one-for-one basis. The new options follow the vesting schedule of the original options that were exchanged.

Potential Payments Upon Termination or Change in Control

The Company is party to an employment agreement with Donald J. O’Neill under which, if the Company terminates his employment without cause, Mr. O’Neill is entitled to continue to receive his base salary and benefits for the period of six months following the date of such termination.

The Company is party to an employment agreement with Mr. Smith dated May 11, 2011 that provides a base salary at an annual rate of $130,000 along with benefits for a period of two years.  Following the expiration of the term of the agreement, Mr. Smith’s employment with the Company will continue on an at-will basis unless otherwise agreed in writing by the parties.  If the Company terminates Mr. Smith’s employment without cause during the term, the Company must pay to Mr. Smith as severance, in addition to all wages and benefits accrued through the date of termination, Mr. Smith’s annual base salary for the period remaining in the term.

The table below reflects the amount of compensation and benefits payable to our Named Executive Officers in the event of a termination of employment or change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2011, and therefore, may differ from actual amounts paid upon a termination of employment on another date.

Name	Type of Payment	Termination of Employment ($)	Change in Control ($) (2)
Alan M. Meckler	Cash Severance	—	—
	Continued Benefits	—	—
	Equity Acceleration	—	$288,104

	Total	—	$288,104

Donald J. O’Neill	Cash Severance	$101,000	—
	Continued Benefits (1)	12,798	—
	Equity Acceleration	—	$106,417

	Total	$113,798	$106,417

Justin L. Smith	Cash Severance	180,000	—
	Continued Benefits (1)	26,520	—
	Equity Acceleration	—	$28,732

	Total	206,520	$28,732

(1)
The calculation of continued benefits for Mr. O’Neill and Mr. Smith assumes the monthly cost of coverage equals $2,133 and $1,560, respectively, which represents the monthly premiums to obtain coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

(2)
Upon a change in control of the Company, all unvested equity awards under the 1999 and 2008 Stock Incentive Plans will vest in full. The amount disclosed represents the dollar amount that would have been recognized for financial statement reporting purposes for the year ended December 31, 2011 in accordance with ASC Topic 718 had there been a change in control of the Company on December 31, 2011.

DIRECTOR COMPENSATION

Directors of the Company who are also employees or officers of the Company do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred in connection with their attendance at Board meetings.

Effective December 12, 2007, non-employee directors of the Company are granted, on an annual basis, stock options to purchase 16,000 shares of Common Stock. Non-employee directors also receive an annual cash stipend of $20,000. In addition, each outside director receives a cash stipend of $5,000 for attendance at each in-person board meeting held beyond the four scheduled meetings. The directors are also reimbursed for their expenses incurred in connection with their attendance at Board meetings. In addition, each non-employee director receives, upon becoming a director, options for 5,000 shares of Common Stock.

The Chairman of the Audit Committee is granted, on an annual basis, stock options to purchase 10,000 shares of Common Stock. The Chairman of the Audit Committee also receives an additional annual cash stipend of $10,000. In addition, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee each are granted, on an annual basis, additional stock options to purchase 5,000 shares of Common Stock. The Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee each receive an additional annual cash stipend of $5,000.

Director Compensation Table

The following table sets forth information with respect to total compensation paid by the Company during fiscal year 2011 to each non-management member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Gilbert F. Bach	27,000	14,637	—	41,637
Michael J. Davies	27,000	14,637	—	41,637
Wayne A. Martino	22,000	11,152	—	33,152
John R. Patrick	32,000	18,122	—	50,122
William A. Shutzer	22,000	11,152	—	33,152

(1)	During 2011, Messrs. Bach, Davies, Martino, Patrick and Shutzer each earned additional fees in the amount of $2,000 for participation during two telephonic meetings of the Board of Directors.

(2)
Amounts in the Option Awards column include the aggregate grant date fair value computed in accordance with ASC Topic 718 for 2011 stock option awards based on the Black-Scholes value of $0.70 for 21,000 stock options for each of Messrs. Bach and Davies, 26,000 stock options for Mr. Patrick and 16,000 stock options for each of Messrs. Martino and Shutzer. A discussion of assumptions relating to option awards may be found in Note 15 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2011 with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael J. Davies, Compensation Committee Chairman
Gilbert F. Bach
Wayne A. Martino
John R. Patrick
William A. Shutzer

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following individuals served on the Compensation Committee during the 2011 fiscal year: Michael J. Davies, Compensation Committee Chairman; Gilbert F. Bach; Wayne A. Martino; John R. Patrick; and William A. Shutzer. The Compensation Committee makes all compensation decisions with respect to the Company’s NEOs. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

ITEM 2. APPROVAL OF AUDITORS

Grant Thornton LLP, independent registered public accounting firm, reported on the Company’s consolidated financial statements for the first quarter ended March 31, 2010.  Rothstein Kass, independent registered public accounting firms, audited the financial statements of the Company for the fiscal years ended December 31, 2010 and 2011. Such services consisted of the firm’s audit of and report on the Company’s annual financial statements and consultation on financial accounting and reporting matters as well as certain filings with the Securities and Exchange Commission.

On June 28, 2010, the Audit Committee of the Company's Board of Directors dismissed Grant Thornton LLP as its independent registered public accounting firm. Grant Thornton LLP reported on the Company's consolidated financial statements for the fiscal year ended December 31, 2009 and first quarter ended March 31, 2010 and did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009, and first quarter ended March 31, 2010, (i) there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make a reference thereto in its reports on the Company's consolidated financial statements for such periods and (ii) there have been no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

On July 14, 2010, the Audit Committee of the Company's Board of Directors engaged Rothstein Kass as its independent registered public accountants, as of and for the fiscal year ending December 31, 2010 and the interim periods prior to such year-end except the first quarter ended March 31, 2010. During the fiscal year ended December 31, 2009 and through July 14, 2010, we did not consult with Rothstein Kass regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, nor did Rothstein Kass provide advice to the Company, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during its two most recent fiscal years and through July 14, 2010, the Company did not consult with Rothstein Kass on any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

During 2010 and 2011, the Company retained Grant Thornton and Rothstein Kass to provide services, all of which were approved by the Audit Committee, in the following categories and amounts:

	Grant Thornton LLP	Rothstein Kass
	2010	2010	2011

Audit fees	$31,500	$87,500	$107,500
Audit-related fees	68,250	—	32,000
Tax fees	—	—	—
All other fees	—	—	—
Total	$99,750	$87,500	$139,500

Audit Fees

Audit fees incurred or paid to Grant Thornton LLP were for services provided for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the first quarter ended March 31, 2010 and for other services related to Securities and Exchange Commission matters.

Audit fees incurred or paid to Rothstein Kass were for services provided in conjunction with the audit of the annual consolidated financial statements included in the Company’s 2010 and 2011 Annual Reports on Form 10-K and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the second and third quarters ended June 30 and September 30, 2010, respectively and for the quarters included in the year ended December 31, 2011 and for other services related to Securities and Exchange Commission matters.

Audit-related Fees

Audit-related fees incurred or paid to Grant Thornton LLP were for services provided in conjunction with financial accounting and reporting consultations for the year ended December 31, 2010.

Amounts paid to Rothstein Kass in 2011 were primarily for services associated with the acquisition of Inside Network Inc. in 2011.

Tax Fees

Grant Thornton did not perform any tax services for us in 2010.  Rothstein Kass did not perform any tax services for us in 2010 or 2011.

All Other Fees

We did not incur or pay to Grant Thornton any fees except those reflected above in 2010.  We did not incur or pay to Rothstein Kass any fees except those reflected above in 2010 or 2011.

The Audit Committee has considered whether the provision of non-audit services by the Company’s principal auditor are compatible with maintaining auditor independence.

Based upon the recommendation of the Audit Committee, and subject to approval by the stockholders, the Board of Directors has appointed Rothstein Kass, independent registered public accounting firm, as auditors of the Company for the fiscal year ending December 31, 2012. In making its recommendation, the Audit Committee reviewed past audit results and other non-audit services performed during 2011 and audit services proposed to be performed during 2012. In selecting Rothstein Kass, the Audit Committee and the Board of Directors carefully considered their independence. The Audit Committee has determined that any proposed performance of non-audit services would be evaluated to ensure that such non-audit services did not impair the independence of Rothstein Kass. Furthermore, Rothstein Kass has confirmed to the Company that they are in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. It is the Audit Committee’s policy to pre-approve all audit and non-audit services performed by Rothstein Kass. The Audit Committee pre-approved all services provided by Rothstein Kass in 2011.

Representatives of Rothstein Kass are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Approval by the stockholders of the appointment of Rothstein Kass as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 will require the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy and entitled to be cast. However, if not approved by the stockholders, we might not change our auditors, and we reserve the right to change auditors even if approved by the stockholders.

The Board of Directors recommends a vote FOR the approval of the appointment of Rothstein Kass, independent registered public accounting firm, to act as independent auditors for the Company for the fiscal year ending December 31, 2012.

REPORT OF AUDIT COMMITTEE

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2011 as well as management’s report on internal control over financial reporting.

We have discussed with the independent auditors the matters required by the Auditing Standards Board of the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, “Communication with Audit Committees”.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees”, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors approved, that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

John R. Patrick, Audit Committee Chairman
Gilbert F. Bach
Michael J. Davies
Wayne A. Martino
William A. Shutzer

ITEM 3. APPROVAL OF A REVERSE STOCK SPLIT

We are asking our stockholders to authorize the Board to implement, in its discretion, a reverse split of our outstanding Common Stock.

Our Common Stock is quoted on The Nasdaq Capital Market under the symbol “WEBM”.  For our Common Stock to continue to be quoted on the Nasdaq Capital Market, we must satisfy various listing maintenance standards established by Nasdaq.   Among other things, our Common Stock must have a minimum bid price of at least $1.00 per share.

In September 2011, we received a notice from the Nasdaq Stock Market indicating that we no longer complied with Nasdaq listing standards for continued listing on the Nasdaq Global Market because we did not maintain a minimum bid price of at least $1.00 per share.  In order to become eligible for an additional 180-day grace period to regain compliance with the minimum bid price requirement, in March 2012 we transferred our Common Stock to the Nasdaq Capital Market from the Nasdaq Global Market.  If the closing bid price of shares of our Common Stock does not thereafter reach $1.00 per share or higher for a minimum of 10 consecutive trading days during the 180 calendar days following our transfer to the Nasdaq Capital Market, Nasdaq may delist our Common Stock from trading on The Nasdaq Capital Market. We are not currently in compliance with the closing bid price standard, and we have until September 17, 2012, to regain compliance or be delisted.  In that event, our Common Stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternative markets are generally considered to be less efficient and less liquid than The Nasdaq Capital Market.

In response to our Common Stock minimum bid price of less than $1.00, and for the purpose of increasing the market price of our Common Stock above The Nasdaq Capital Market’s minimum bid requirement, the Board unanimously adopted a resolution declaring it to be in the best interests of the Company and its stockholders that the stockholders adopt and approve an amendment to our Amended and Restated Certificate of Incorporation, or Certificate, in substantially the form attached as Exhibit A, to effectuate a reverse stock split.  The Board also unanimously recommended that this proposal be presented to our stockholders for adoption and approval by the stockholders.  Upon receiving stockholder approval, the Board will have the discretion for one year from the date of adoption to effectuate a reverse stock split at a ratio of the number of shares of Common Stock between and including two and ten, not limited to whole numbers, which will be combined, converted and exchanged into one share of Common Stock, and to direct our officers to execute and file an amendment to our Amended Certificate to effect the reverse stock split and to make a public announcement specifying the reverse stock split ratio.  The Board may elect not to effectuate the reverse stock split.

The following table demonstrates the number of shares of Common Stock that would be authorized, issued and outstanding, authorized and reserved and authorized and unreserved and unissued following the effective date of a reverse stock split of our Common Stock:

	Common Stock Authorized	Common Stock Issued and Outstanding*	Common Stock Authorized and Reserved*	Common Stock Authorized and Unreserved and Unissued*
Current	75,000,000	41,593,473	8,565,542	24,840,985
Assuming 1-for-2 reverse stock split	75,000,000	20,796,736	4,282,771	49,920,493
Assuming 1-for-3 reverse stock split	75,000,000	13,864,491	2,855,180	58,280,329
Assuming 1-for-4 reverse stock split	75,000,000	10,398,368	2,141,385	62,460,247
Assuming 1-for-5 reverse stock split	75,000,000	8,318,694	1,713,108	64,968,198
Assuming 1-for-6 reverse stock split	75,000,000	6,932,245	1,427,590	66,640,165
Assuming 1-for-7 reverse stock split	75,000,000	5,941,924	1,223,648	67,834,428
Assuming 1-for-8 reverse stock split	75,000,000	5,199,184	1,070,692	68,730,124
Assuming 1-for-9 reverse stock split	75,000,000	4,621,497	951,726	69,426,777
Assuming 1-for-10 reverse stock split	75,000,000	4,159,347	856,554	69,984,099

* Common Stock outstanding and reserved is measured as of March 15, 2012.  Actual results will differ because no fractional shares will be issued in the event we implement a reverse stock split.  In lieu of fractional shares, each holder of Common Stock who, as a result of the reverse stock split would otherwise receive a fractional share of Common Stock, will be entitled to receive a cash payment.  See “—Payment for Fractional Shares.”

Please note that the number of shares of Common Stock authorized will remain unchanged following the reverse stock split unless the stockholders adopt and approve, and the Board implements, a reduction in the number of shares of Common Stock the Company is authorized to issue.  In the event a reverse stock split is implemented but the authorized shares of Common Stock remain unchanged, the reverse stock split will have the effect of increasing the number of authorized but unissued shares of Common Stock available for future issuance.  WebMediaBrands has no current plans, proposals or arrangements to issue any of these authorized and unreserved/unissued shares.  However, as described in greater detail below, the Board is seeking approval to amend our Certificate to reduce the number of authorized shares in connection with a reverse stock split.

The Board believes that stockholder approval of multiple potential exchange ratios (rather than a single exchange ratio) provides the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the reverse stock split would be effected, if at all, only upon a determination by the Board that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board would set the timing for such a split, amend our Amended and Restated Certificate of Incorporation to effectuate the reverse stock split, and publicly announce the exact split ratio within the 1-for-2 to 1-for-10 range. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Reasons for the Reverse Stock Split

The Board believes that a reverse stock split may be desirable for two reasons. The primary reason the reverse stock split is being proposed is to attempt to maintain the eligibility of our Common Stock for listing on The Nasdaq Capital Market and avoid delisting. Second, the Board believes a reverse stock split could improve the marketability of our Common Stock. The Board believes that a reverse stock split will result in the market price of our Common Stock rising to the level necessary to satisfy the $1.00 minimum bid price continued listing requirement.  However, the price of our Common Stock might not remain equal to or in excess of $1.00 for a substantial period of time. The market price of our Common Stock is based on factors in addition to the number of shares outstanding, including our future performance.

The Board also believes that the increased market price of our Common Stock expected as a result of a reverse stock split could improve the marketability of our Common Stock and encourage interest and trading in our Common Stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices might function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

However, it should be noted that a reverse stock split would decrease the total number of shares outstanding, which might impact our liquidity. In addition, if a reverse stock split is implemented, holders of fewer than 100 shares of Common Stock after the reverse stock split is effected might be charged brokerage fees that are proportionately higher than holders of more than 100 shares of Common Stock. The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of our Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Risk Factors Associated with the Reverse Stock Split

The effect of the reverse stock split upon the market prices for our Common Stock is difficult to predict, and a decline in the market price of our Common Stock after the reverse stock split might result in a greater percentage decline than would occur in the absence of a reverse stock split.

Stockholders should note that the effect of the reverse stock split upon the market prices for our Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our Common Stock after the reverse stock split is implemented will be two to ten times, as applicable, the price for shares of the Common Stock immediately prior to the reverse stock split. Furthermore, the proposed reverse stock split might not achieve the desired results that have been outlined above. Any reverse stock split might adversely impact the market price of our Common Stock, and any increased price per share of the Common Stock immediately after the reverse stock split might not be sustained for any prolonged period of time.

If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline might be greater than would occur in the absence of a reverse stock split. This has happened to other small companies.  The market price of our Common Stock, however, also is based on our performance and other factors, which are unrelated to the number of shares outstanding.

The reduction in the number of shares outstanding might have an adverse impact on some stockholders who would own “odd-lots” of shares following the reverse stock split, might be construed as having an anti-takeover effect and might adversely affect the liquidity of our Common Stock.

If implemented, a reverse stock split might result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock, particularly as the ratio for the reverse stock split increases. Brokerage commissions and other costs of transactions in odd-lots might be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. The reduction in the number of shares outstanding would also result in an effective increase in the number of authorized but unissued shares of Common Stock, which might be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate or Bylaws. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effects of the Reverse Stock Split on Voting Rights

Proportionate voting rights and other rights of the holders of our Common Stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of approximately 1% of the voting power of the outstanding shares of our Common Stock immediately prior to the effective time of the reverse stock split would continue to hold approximately 1% of the voting power of the outstanding shares of our Common Stock after the reverse stock split. Although the reverse stock split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in our Company, subject to the treatment of fractional shares, the number of authorized shares of our Common Stock would not be reduced and would increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. However, the Board is asking our stockholders to approve and adopt a reduction in the number of shares the Company is authorized to issue.  See “Proposals Related to the Approval of a Reduction in the Number of Authorized Shares of Common Stock in the Event of a Reverse Stock Split.”  The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for that interest after the reverse stock split.

Effect of the Reverse Stock Split on Stock Option Plans

The reverse stock split would reduce the number of shares of our Common Stock available for issuance under our stock option plans in proportion to the exchange ratio of the reverse stock split.

There are stock options outstanding to purchase shares of our Common Stock. Under the terms of the outstanding stock options, the reverse stock split will effect a reduction in the number of shares of Common Stock issuable upon exercise of the stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding stock options. In connection with the reverse stock split, the number of shares of Common Stock issuable upon exercise of outstanding stock options will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

Effective Date

We expect that the reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the amendment to our Certificate with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, not less than two and not more than ten shares, as applicable, of Common Stock issued and outstanding immediately prior that effective date will be, automatically and without any action on the part of the stockholders, combined, converted and changed into one share of Common Stock in accordance with the exact ratio of the reverse stock split determined by the Board within the limits set forth in this proposal and publicly announced.

Payment for Fractional Shares

No fractional shares of Common Stock would be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of Common Stock who, as a result of the reverse stock split would otherwise receive a fractional share of Common Stock, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of WebMediaBrands’s Common Stock on the effective date of the reverse stock split as reported on The Nasdaq Capital Market by (ii) the number of shares of WebMediaBrands’s Common Stock held by a holder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check in accordance with the exchange procedures outlined under “Exchange of Stock Certificates” below. Holders of as many as nine pre-split shares (if we were to implement a 10-for-1 reverse stock split) of WebMediaBrands’s Common Stock would be eliminated as a result of the cash payment in lieu of issuing any fraction share interests in connection with the reverse stock split. The exact number of stockholders that would be eliminated as a result of the cash payment for fractional shares in lieu of the issuance of any fractional share interests will depend on the reverse stock split ratio and the number of stockholders that hold a number of shares less than the reverse stock split ratio.

Exchange of Stock Certificates

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate representing shares of our Common Stock will receive from our transfer agent for the reverse stock split instructions for the surrender of the certificate to the transfer agent. The instructions will include a form of transmittal letter to be completed and returned to the transfer agent. Promptly after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of our Common Stock, together with a duly executed transmittal letter and any other documents the exchange agent specifies, the exchange agent will deliver to the person in whose name the certificate had been issued evidence that WebMediaBrands’s transfer agent has registered in electronic or “book entry” format in the name of that person the number of full shares of Common Stock into which the shares of Common Stock previously represented by the surrendered certificate will have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each book entry representing shares of Common Stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of the shares that were borne by the surrendered certificates representing the shares of Common Stock. Until surrendered as described above, each certificate that immediately prior to the reverse stock split represented any shares of Common Stock will be deemed at and after the reverse stock split to represent the number of full post-split shares of Common Stock into which the pre-split stock converts as a result of the reverse stock split.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate that, prior to approval of the reverse stock split, represented any shares of Common Stock, except that if any shares of Common Stock are to be issued in a name other than that in which the certificates for shares of Common Stock surrendered are registered, as a condition of the issuance, (i) the person requesting the issuance will pay to us any transfer taxes payable by reason thereof (or prior to transfer of the certificate, if any) or must establish to our satisfaction that the taxes have been paid or are not payable, (ii) the transfer will comply with all applicable federal and state securities laws, and (iii) the surrendered certificate will be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value per share of our Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of our Common Stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of material U.S. federal income tax consequences of the reverse stock split to a U.S. stockholder, and does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split. The summary assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as “capital assets” as defined in the Internal Revenue Code of 1986, as amended, or the Code, which generally means property held for investment. It does not address stockholders subject to special rules, such as non-U.S. stockholders, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect the mark-to-market method of accounting, mutual funds, S corporations, partnerships or other pass-through entities, U.S. persons with a functional currency other than the U.S. dollar, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, integration, constructive sale or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change, possibly with retroactive effect. It does not address tax considerations under state, local, non-U.S, and non-income tax laws. Furthermore, WebMediaBrands has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor, excluding any portion of the stockholder’s basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

Except for any stockholder deemed to be a material enough owner, a holder of the pre-reverse stock split shares who receives cash in lieu of a fractional share interest in the post-reverse stock split shares generally will be treated as if the fractional share were issued and then immediately redeemed for cash.  Such holder will recognize gain or loss equal to the difference between the cash received and the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest. This gain or loss will be a capital gain or loss, and will be long term capital gain or loss if the pre-reverse stock split shares were held for more than one year, or short term capital gain or loss if the shares were held for one year or less, as of the effective date.  There are limits on the deductibility of net capital losses in any particular year.

In the case of any material stockholder, it is uncertain whether the foregoing treatment of fractional share proceeds as a redemption would apply or whether the proceeds would be treated as a taxable corporation distribution, especially if the stockholder’s relative proportionate ownership in WebMediaBrands is greater after the reverse split than beforehand.  The determination whether the receipt of cash has the effect of a corporate distribution is made by applying the rules under Section 302 of the Code.  Such a stockholder should consult its own tax advisors regarding whether proceeds from any fractional shares would be taxable as a redemption as above or as a corporate distribution from WebMediaBrands pursuant to Section 301 or 356 of the Code.

Information reporting and backup withholding, at a current rate for 2012 of 28%, may apply to any cash payments to a noncorporate U.S. stockholder in lieu of a fractional share interest in the post-reverse stock split shares, unless a correct taxpayer identification number is furnished and such stockholder certifies that the stockholder (i) is not subject to backup withholding on the original or substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal or (ii) is otherwise exempt from backup withholding.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

United States Treasury Regulations will require stockholders to retain permanent records relating to the reverse stock split, including information about the amount, basis, and fair market value of all transferred property.  In addition, for each stockholder that owns, immediately before the reverse stock split, at least 5% of the outstanding stock of WebMediaBrands (whether by voting power or value) or that has tax basis of at least $1,000,000 in WebMediaBrands stock, United States Treasury Regulations Section 1.368-3 will require a statement to be included in the stockholder’s U.S. federal income tax return for the year of the reverse stock split setting forth (i) the name and employer identification number of WebMediaBrands, (ii) the date of the reverse stock split, and (iii) the fair market value and the adjusted tax basis of the stockholder’s shares of WebMediaBrands Common Stock immediately before the reverse stock split.  The information for these first two items will be found in the Internal Revenue Service Form 8937. We anticipate that we will post a copy of Form 8937 under Investor Relations on our website at www.webmediabrands.com.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER.  ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM, HER OR IT OF A REVERSE STOCK SPLIT.

Required Vote; Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of stock of WebMediaBrands is necessary to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF A REVESERSE STOCK SPLIT OF OUR COMMON STOCK.

PROPOSALS RELATED TO THE APPROVAL OF A REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK IN THE EVENT OF A REVERSE STOCK SPLIT

Background

In the event we implement a reverse stock split, the number of shares of authorized Common Stock will remain unchanged without further action.  As a result, a reverse stock split, without further action, will have the effect of increasing the number of authorized but unissued shares of Common Stock available for future issuance, which might be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate or Bylaws.

Additionally, if we implement a reverse stock split but do not change the number of authorized shares of Common Stock, our annual Delaware franchise tax liability could increase substantially, including to the maximum annual tax of $180,000.  This potential increase in tax liability is a result of the manner in which the Delaware franchise tax is calculated:  the calculation can depend, in part, on the number of shares of capital stock a corporation is authorized to issue and the number of shares of capital stock a corporation has issued, with the tax liability increasing as the difference between the number of authorized shares and outstanding shares increases.

Delaware law permits stockholders to approve an amendment to the certificate of incorporation implementing a reverse stock split at a ratio to be determined by the Company and announced publicly by means of a press release.  However, Delaware law does provide a similar means of establishing the number of authorized shares.  Instead, stockholders must approve the amendment to the certificate of incorporation setting forth the exact number of authorized shares.  The Board believes the number of shares of Common Stock the Company should be authorized to issue after a reverse stock split will depend, in part, on the ratio of the reverse stock split.  Furthermore, the Board believes that it would be in the best interests of the Company and its stockholders that the stockholders authorize the Board to choose, in its discretion, among three alternatives of the number of shares of Common Stock the Company is authorized to issue in the event the Board determines to effect a reverse stock split.  As a result, the Board believes that stockholder approval of multiple potential numbers of authorized shares (rather than a single number of authorized shares) provides the flexibility to achieve the desired results of the reverse stock split while mitigating the risks associated with having a large number of authorized and issuable shares of Common Stock.

The Board, therefore, is asking our stockholders to approve three alternative amendments from which it may choose in order to reduce the number of shares of Common Stock the Company is authorized to issue should the Board elect to do so.  In order to reduce the risk that our reverse stock split is construed as having an anti-takeover effect and to limit our franchise tax liability, the Board unanimously adopted a resolution declaring it to be in the best interests of the Company and its stockholders that the stockholders adopt and approve three alternative amendments to our Certificate to reduce the number of authorized shares of Common Stock to 18,750,000 shares, 25,000,000 shares, and 37,500,000 shares, respectively.  These numbers correspond to reverse stock split ratios of 1-for-4, 1-for-3 and 1-for-2, which the Board believes are the most likely reverse stock split ratios the Board will implement, if any.  The Board also unanimously recommended that these proposals be presented to our stockholders for adoption and approval by the stockholders.  Upon receiving stockholder approval, and conditioned on the stockholders approving “Item 3:  Approval of a Reverse Stock Split”, the Board will have the discretion for one year from the date of adoption to effectuate a reduction in the number of shares of authorized Common Stock to 18,750,000 shares, 25,000,000 shares, or 37,500,000, and to direct our officers to execute and file an amendment to our Certificate to effect such reduction in the number of shares of authorized Common Stock.  The Board may elect not to effectuate the reduction in the number of shares of authorized Common Stock.  If the Company implements a reverse stock split, the Board will implement only one of the alternative amendments to reduce the authorized Common Stock and abandon the other two alternative amendments, or it may abandon a reduction completely.

If the stockholders approve this proposal, the reduction in the number of shares of authorized Common Stock would be effected, if at all, only upon a determination by the Board that the reduction in the number of shares of authorized Common Stock is in the best interests of the stockholders at that time.  No further action on the part of stockholders will be required to either implement or abandon the reduction in the number of shares of authorized stock. The Board reserves its right to elect not to proceed, and abandon, the reduction in the number of shares of authorized stock if it determines, in its sole discretion, that any of these proposals is no longer in the best interests of our stockholders.

Risk Factors Associated with a Reduction in the Number of Authorized Shares

A reduction in the authorized shares of our Common Stock might not have the intended effect of minimizing our Delaware franchise tax liability.

If the stockholders approve the reverse stock split proposal, our Board will have the ability to establish a precise reverse stock split ratio within the authorized ratio.  However, because stockholders must approve the exact number of shares of Common Stock our Company is authorized to issue, our Board might not be able to reduce the number of authorized shares in the same proportion as the reverse stock split.  In the event the reverse stock split ratio differs from the ratio by which the authorized stock is reduced, our authorized stock might exceed our issued stock such that our Delaware franchise tax liability increases, including to the maximum liability of $180,000.

Effective Date

We expect that the reduction in the number of shares of Common Stock the Company is authorized to issue would become effective as of 5:00 p.m. Eastern time on the date of filing of the amendment to our Certificate with the office of the Secretary of State of the State of Delaware.  At any time prior to the effectiveness of the filing of the amendment with the Secretary of State, notwithstanding authorization of the proposed amendment by the stockholders of the corporation, the Board may abandon the proposed amendment without further action by the stockholders of the Company.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to a reduction in the number of shares of Common Stock the Company is authorized to issue.

Required Vote

The affirmative vote of a majority of the outstanding shares of stock of WebMediaBrands is necessary to approve each proposal to reduce the number of shares of Common Stock the Company is authorized to issue.

ITEM 4. Alternative One:  Reduction in Authorized Shares to 18,750,000

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation, to reduce the number of authorized shares of Common Stock to 18,750,000 shares from 75,000,000 shares.  This vote is conditioned on the stockholders’ approval of Item 3:  Approval of a Reverse Stock Split.

The following table demonstrates the number of shares of Common Stock that would be authorized, issued and outstanding, authorized and reserved and authorized and unreserved and unissued if the stockholders approve, and the Board implements: (i) a reverse stock split of WebMediaBrands’s Common Stock within the 1-for-2 to 1-for-10 range described in Item 3; and (ii) a reduction in the number of shares of Common Stock our Company is authorized to issue to 18,750,000 shares:

	Common Stock Authorized	Common Stock Issued and Outstanding*	Common Stock Authorized and Reserved*	Common Stock Authorized and Unreserved and Unissued*
Current	75,000,000	41,593,473	8,565,542	24,840,985
†Assuming 1-for-3 reverse stock split	18,750,000	13,864,491	2,855,180	2,030,329
Assuming 1-for-4 reverse stock split	18,750,000	10,398,368	2,141,385	6,210,247
Assuming 1-for-5 reverse stock split	18,750,000	8,318,694	1,713,108	8,718,198
Assuming 1-for-6 reverse stock split	18,750,000	6,932,245	1,427,590	10,390,165
Assuming 1-for-7 reverse stock split	18,750,000	5,941,924	1,223,648	11,584,428
Assuming 1-for-8 reverse stock split	18,750,000	5,199,184	1,070,692	12,480,124
Assuming 1-for-9 reverse stock split	18,750,000	4,621,497	951,726	13,176,777
Assuming 1-for-10 reverse stock split	18,750,000	4,159,347	856,554	13,734,099

* Common Stock outstanding and reserved is measured as of March 15, 2012.  Actual results will differ because no fractional shares will be issued in the event we implement a reverse stock split.  In lieu of fractional shares, each holder of Common Stock who, as a result of the reverse stock split would otherwise receive a fractional share of Common Stock, will be entitled to receive a cash payment.  See “Item 3:  Approval of a Reverse Stock Split—Payment for Fractional Shares.”

† In the event the stockholders approve and the Board implements a 1 for 2 reverse stock split, the Board may not and will not implement a reduction in the number of shares of Common Stock the Company is authorized to issue to 18,750,000 shares because the number of outstanding shares would exceed the number of authorized shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 18,750,000 SHARES.

ITEM 5. Alternative Two:  Reduction in Authorized Shares to 25,000,000

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation, to reduce the number of authorized shares of Common Stock to 25,000,000 shares from 75,000,000 shares.  This vote is conditioned on the stockholders’ approval of Item 3:  Approval of a Reverse Stock Split.

The following table demonstrates the number of shares of Common Stock that would be authorized, issued and outstanding, authorized and reserved and authorized and unreserved and unissued if the stockholders approve, and the Board implements: (i) a reverse stock split of WebMediaBrands’s Common Stock within the 1-for-2 to 1-for-10 range described in Item 3; and (ii) a reduction in the number of shares of Common Stock our Company is authorized to issue to 25,000,000 shares:

	Common Stock Authorized	Common Stock Issued and Outstanding*	Common Stock Authorized and Reserved*	Common Stock Authorized and Unreserved and Unissued*
Current	75,000,000	41,593,473	8,565,542	24,840,985
†Assuming 1-for-3 reverse stock split	25,000,000	13,864,491	2,855,180	8,280,329
Assuming 1-for-4 reverse stock split	25,000,000	10,398,368	2,141,385	12,460,247
Assuming 1-for-5 reverse stock split	25,000,000	8,318,694	1,713,108	14,968,198
Assuming 1-for-6 reverse stock split	25,000,000	6,932,245	1,427,590	16,640,165
Assuming 1-for-7 reverse stock split	25,000,000	5,941,924	1,223,648	17,834,428
Assuming 1-for-8 reverse stock split	25,000,000	5,199,184	1,070,692	18,730,124
Assuming 1-for-9 reverse stock split	25,000,000	4,621,497	951,726	19,426,777
Assuming 1-for-10 reverse stock split	25,000,000	4,159,347	856,554	19,984,099

* Common Stock outstanding and reserved is measured as of March 15, 2012.  Actual results will differ because no fractional shares will be issued in the event we implement a reverse stock split.  In lieu of fractional shares, each holder of Common Stock who, as a result of the reverse stock split would otherwise receive a fractional share of Common Stock, will be entitled to receive a cash payment.  See “Item 3:  Approval of a Reverse Stock Split —Payment for Fractional Shares.”

† In the event the stockholders approve and the Board implements a 1-for-2 reverse stock split, the Board may not and will not implement a reduction in the number of shares of Common Stock the Company is authorized to issue to 25,000,000 shares because the number of outstanding shares together with the reserved shares would exceed the number of authorized shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 25,000,000 SHARES.

ITEM 6. Alternative Three:  Reduction in Authorized Shares to 37,500,000

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of Common Stock to 37,500,000 shares from 75,000,000 shares.  This vote is conditioned on the stockholders’ approval of Item 3:  Approval of a Reverse Stock Split.

The following table demonstrates the number of shares of Common Stock that would be authorized, issued and outstanding, authorized and reserved and authorized and unreserved and unissued if the stockholders approve, and the Board implements: (i) a reverse stock split of WebMediaBrands’s Common Stock within the 1-for-2 to 1-for-10 range described in Item 3; and (ii) a reduction in the number of shares of Common Stock our Company is authorized to issue to 37,500,000 shares:

	Common Stock Authorized	Common Stock Issued and Outstanding*	Common Stock Authorized and Reserved*	Common Stock Authorized and Unreserved and Unissued*
Current	75,000,000	41,593,473	8,565,542	24,840,985
Assuming 1-for-2 reverse stock split	37,500,000	20,796,736	4,282,771	12,420,493
Assuming 1-for-3 reverse stock split	37,500,000	13,864,491	2,855,180	20,780,329
Assuming 1-for-4 reverse stock split	37,500,000	10,398,368	2,141,385	24,960,247
Assuming 1-for-5 reverse stock split	37,500,000	8,318,694	1,713,108	27,468,198
Assuming 1-for-6 reverse stock split	37,500,000	6,932,245	1,427,590	29,140,165
Assuming 1-for-7 reverse stock split	37,500,000	5,941,924	1,223,648	30,334,428
Assuming 1-for-8 reverse stock split	37,500,000	5,199,184	1,070,692	31,230,124
Assuming 1-for-9 reverse stock split	37,500,000	4,621,497	951,726	31,926,777
Assuming 1-for-10 reverse stock split	37,500,000	4,159,347	856,554	32,484,099

* Common Stock outstanding and reserved is measured as of March 15, 2012.  Actual results will differ because no fractional shares will be issued in the event we implement a reverse stock split.  In lieu of fractional shares, each holder of Common Stock who, as a result of the reverse stock split would otherwise receive a fractional share of Common Stock, will be entitled to receive a cash payment.  See “Item 3:  Approval of a Reverse Stock Split—Payment for Fractional Shares.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 37,500,000 SHARES.

OTHER ACTIONS AT THE ANNUAL MEETING

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting, the proxy holder will vote proxies granted by stockholders in accordance with their best judgment.

2012 STOCKHOLDERS’ PROPOSALS

To be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting of Stockholders to be held in 2013, the Secretary of the Company must receive stockholder proposals no later than 120 days prior to May 11, 2013. To be considered for presentation at the Annual Meeting, although not included in the proxy statement, proposals must be received no later than 45 days prior to May 11, 2013. All stockholder proposals should be sent to the attention of Corporate Secretary, WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and greater than 10% stockholders to file reports of ownership and changes in ownership of the Company’s securities with the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2011 fiscal year. Copies of the reports are required by SEC regulation to be furnished to the Company. Based solely on its review of such reports furnished to it, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, among its other duties and responsibilities, reviews, monitors and approves all related party transactions. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate. No director shall participate in any discussion or approval of a transaction for which he is a related party, except that this director shall provide all material information concerning the transaction to the Audit Committee.

On May 29, 2009, WebMediaBrands entered into a loan agreement in the amount of $7.2 million with the Company’s Chief Executive Officer, Alan M. Meckler (the “Meckler Loan”).

In conjunction with the Meckler Loan, the Company (1) entered into a promissory note jointly and severally payable by us and our subsidiary, Mediabistro, to Mr. Meckler (the “2009 Note”), (2) entered into a Security Agreement with Mr. Meckler (the “Security Agreement”) pursuant to which we granted to Mr. Meckler a security interest in the our assets, (3) entered into an Intellectual Property Security Agreement with Mr. Meckler (the “IP Security Agreement”) pursuant to which the we granted to Mr. Meckler a security interest in the our intellectual property, (4) entered into a Pledge Agreement by us in favor of Mr. Meckler (the “Pledge Agreement”) pursuant to which we granted to Mr. Meckler a security interest in and an assignment of all of the shares of stock or other equity interest of Mediabistro owned by us, and (5) agreed to enter into a Blocked Account Control Agreement with Mr. Meckler and a depositary bank, to further secure the Note (the “Control Agreement,” and together with the 2009 Note, the Security Agreement, the IP Security Agreement and the Pledge Agreement, the “Company Loan Documents”).

Simultaneously, Mediabistro (1) entered into a Security Agreement with Mr. Meckler pursuant to which Mediabistro granted to Mr. Meckler a security interest in Mediabistro’s assets (the “Mediabistro Security Agreement”), (2) entered into an Intellectual Property Security Agreement with Mr. Meckler pursuant to which Mediabistro granted to Mr. Meckler a security interest in Mediabistro’s intellectual property (the “Mediabistro IP Security Agreement”), and (3) agreed to enter into a Blocked Account Control Agreement with Mr. Meckler and a depositary bank, to further secure the 2009 Note (the “Mediabistro Control Agreement” and, together with the Mediabistro Security Agreement and the Mediabistro IP Security Agreement, the “Mediabistro Documents”).

To fund the 2009 Meckler Loan, Mr. Meckler used a portion of the proceeds of a residential mortgage loan that Bank of America, N.A. (“BOA”) granted to Mr. Meckler and Mrs. Ellen L. Meckler (the “BOA Loan”). Pursuant to a Collateral Assignment of the 2009 Note dated May 29, 2009, by Mr. Meckler to BOA, Mr. Meckler collaterally assigned the Note to BOA as additional collateral for the BOA Loan. Payment terms of the 2009 Meckler Loan reflect pass through of the BOA Loan payment terms (excluding those funds borrowed pursuant to the BOA Loan for Mr. Meckler’s personal use). As a result, the interest rate, amortization schedule and maturity date of each loan are identical.

The original principal amount of the 2009 Meckler Loan equaled the amount required to pay off and terminate an interest rate swap agreement between us and KeyBank and related transactional expenses. On September 1, 2010, we entered into a note modification agreement with Mr. Meckler.  The Note Modification Agreement reduced the interest rate of the Note from 4.7% to 3.4% per annum. Interest on the outstanding principal amount is due and payable on the first day of each calendar month through June 2014. Thereafter, principal and interest are due and payable in equal monthly payments in an amount sufficient to pay the loan in full based on an amortization term of 15 years.  In addition to the interest rate reduction noted above, the note modification agreement also reduced the required minimum monthly principal and interest payments that commence on July 1, 2014.  Although there are no future minimum principal payments due under the 2009 Meckler Loan for the years ended December 31, 2011 through December 31, 2013, we had repaid approximately $1.3 million of the 2009 Meckler Loan as of December 31, 2011.  The 2009 Note is due and payable in full on May 29, 2016, and may be prepaid at any time without penalty or premium. We made one principal payment in the amount of $50,000 during the year ended December 31, 2011 and three principal payments on the 2009 Meckler Loan totaling $250,000 during the year ended December 31, 2010.

On November 14, 2011, we, along with Mediabistro, entered into a 2nd Note Modification Agreement with Mr. Meckler.  The 2nd Note Modification Agreement amends the 2009 Note.  Under the 2nd Note Modification Agreement, the parties agreed to terminate our obligation to pay a monthly accommodation fee of $40,000 to Mr. Meckler.  As a result, the 2nd Note Modification Agreement reduces the effective interest payable on the 2009 Meckler Loan by $480,000 per year. We granted Mr. Meckler a fully vested stock option to purchase 1,000,000 shares of our Common Stock pursuant to the terms of the 2008 WebMediaBrands Stock Incentive Plan.  All other terms of the 2009 Meckler Loan remain unchanged.

Also on November 14, 2011, we, along with our wholly owned subsidiaries, Mediabistro and Inside Network: (1) entered into a promissory note jointly and severally payable by the Company, Mediabistro and Inside Network to Mr. Meckler (the “2011 Note”); (2) entered into a Security Agreement by and between the Company and Mr. Meckler (the “WEBM Security Agreement”) pursuant to which the Company granted to Mr. Meckler a security interest in the Company’s assets; (3) entered into an Intellectual Property Security Agreement by and between the Company and Mr. Meckler (the “2nd IP Security Agreement”) pursuant to which the Company granted to Mr. Meckler a security interest in the Company’s intellectual property; and (4) entered into a Pledge Agreement by the Company in favor of Mr. Meckler (the “2nd Pledge Agreement”), and together with the 2011 Note, the WEBM Security Agreement and the 2nd IP Security Agreement, the “2011 Company Loan Documents”) pursuant to which the Company granted to Mr. Meckler a security interest in and assignment of all of the shares of stock or other equity interest of Mediabistro and Inside Network owned by the Company.

In the 2011 Note, Mr. Meckler loaned us $1,750,000 (the “2011 Meckler Loan”).  The interest rate of the 2011 Note is 3.10% per annum.  Interest on the outstanding principal amount is due and payable monthly until August 2014.  Thereafter, principal and interest is due and payable in equal monthly installments, with the outstanding principal amount, together with all accrued interest thereon, due and payable on August 18, 2016.  The 2011 Note may be prepaid at any time without penalty or premium.

In partial consideration of the 2011 Note and the 2nd Note Modification Agreement, Inside Network entered into a Security Agreement by and between Inside Network and Mr. Meckler pursuant to which Inside Network granted to Mr. Meckler a security interest in Inside Network’s assets (the “Inside Network Security Agreement”) to secure Inside Network’s obligations under the 2011 Note and the 2009 Note.

The 2011 Company Loan Documents and Inside Network Security Agreement contain customary terms for a loan transaction of this type.  In an Event of Default (as defined in the 2011 Note) occurs and is continuing beyond a specified cure period, Mr. Meckler may declare the 2011 Meckler Loan immediately due and payable.  The 2011 Meckler Loan also will become immediately due and payable upon certain events of bankruptcy or insolvency or in the event of a Change of Control (as defined in the 2011 Note) of Mediabistro, Inside Network, or the Company.

Interest expense on the 2009 Meckler Loan and 2011 Meckler Loan was $624,000 and $781,000 during the years ended December 31, 2011 and 2010, respectively. There are no future minimum principal payments due under the 2009 Meckler Loan and the 2011 Meckler Loan for the years ended December 31, 2012 and 2013.  There are future minimum principal payments due to Mr. Meckler for the 2009 Meckler Loan and the 2011 Meckler Loan in the amount of $189,000 for the year ended December 31, 2014; $419,000 for the year ended December 31, 2015; and $7.0 million for the year ended December 31, 2016.  As of March 31, 2012, the outstanding balances of the 2009 Meckler Loan and 2011 Meckler Loan were $5,897,000 and $1,750,000, respectively.

DELIVERY OF MATERIALS

The rules of the SEC allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. This combined mailing must be addressed to the security holders as a group. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if: (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used, (3) the stockholders do not request continuation of duplicate mailings and (4) proxy materials are posted online at www.webmediabrands.com by clicking on the Investor Relations option. If you own shares of Common Stock in your own name as a holder of record, householding will not apply to your shares. If your shares of Common Stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, and instead want mailings made to each individual at the shared address, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of our Annual Report or Proxy Statement, please either send your request in writing to WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854, Attention: Investor Relations; make your request by calling 203-662-2800; or find our materials on our website at www.webmediabrands.com.

ADDITIONAL INFORMATION

The Company will pay all of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials. In addition to the solicitation of proxies by mail, the Company will request brokers and securities dealers to obtain proxies from and send proxy materials to their principals. The Company will reimburse expenses incurred in connection therewith. The Company has retained American Stock Transfer & Trust Company at an estimated cost of $5,000 to assist in its solicitation of proxies. Proxies may be solicited personally, by telephone or telegraph, by the directors and officers of the Company without additional compensation.

FORM 10-K REPORT

Interested stockholders may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal year 2011 filed with the Securities and Exchange Commission, including all financial statements, schedules and exhibits, without charge by writing to:

Investor Relations
c/o WebMediaBrands Inc.
50 Washington Street, 9th Floor
Norwalk, CT 06854
Or by a telephone call to: 203-662-2800

Exhibit A

Amendment to Amended and Restated Certificate of Incorporation of WebMediaBrands Inc.

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WEBMEDIABRANDS INC.

Pursuant to Section 242 of the General Corporation Law

THE UNDERSIGNED, being a duly appointed officer of the Board of Directors of WebMediaBrands Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: That the Amended and Restated Certificate of Incorporation was filed on June 24, 1999 with the Secretary of State of the State of Delaware and was amended by a Certificate of Amendment filed on May 24, 2001 with the Secretary of State of the State of Delaware, a Certificate of Amendment filed on August 30, 2002 with the Secretary of State of the State of Delaware, and a Certificate of Amendment filed on February 23, 2009 with the Secretary of State of the State of Delaware.

SECOND: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD: That the Certificate of Incorporation is hereby amended by adding a second and third paragraph to the FOURTH Article as follows:

“Effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of WebMediaBrands Inc. with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Company immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two to ten shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the two-to-ten range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation by press release.  Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair value of a share of Common Stock , as determined by the board of directors of the Corporation, immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, either a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified or evidence that the Corporation’s transfer agent has registered in electronic or “book entry” format” the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this ____ day of ____ 201_ and affirms the statements contained herein as true under penalties of perjury.

WEBMEDIABRANDS INC.

Name: Alan M. Meckler
Title: Chairman and Chief Executive Officer

 WebMediaBrands Inc.
50 Washington Street, 9th Floor
Norwalk, Connecticut 06854

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL :
Our Proxy Statement and our 2011 Annual Report on Form 10-K
 are available at http://www.webmediabrands.com/corporate/proxy.html

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan M. Meckler and Mitchell S. Eisenberg, as proxy holders, with the power to designate a substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of Common Stock of WebMediaBrands Inc. held of record by the undersigned on April 23, 2012, at the Annual Meeting of Stockholders to be held on June 21, 2012, or any adjournment thereof. At their discretion, the proxy holders are authorized to vote such shares of Common Stock upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted “FOR” such proposal.

Please mark, date, sign and return this proxy card promptly by mail, using the enclosed envelope, by telephone or over the Internet. No postage is required if mailed in the United States.

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call-toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “ www.voteproxy.com ” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

Please mark your vote as in this example. ☒

1. Election of seven directors listed below with terms expiring at the 2013 Annual Meeting.		2. Approval of Rothstein Kass, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
☐ FOR all nominees listed at right, except as marked below ☐ WITHHOLD AUTHORITY for all nominees listed below	° Alan M. Meckler ° Gilbert F. Bach ° Michael J. Davies ° Wayne A. Martino ° John R. Patrick ° William A. Shutzer ° Justin L. Smith
3. To approve a reverse stock split of our Common Stock at a ratio between and including 1-to-2 and 1-to-10.

4. Contingent on the stockholders’ approval of the reverse stock split proposal, to approve an amendment to our Amended and Restated Certificate of Incorporation to reduce the number of shares of Common Stock we are authorized to issue from 75,000,000 to 18,750,000.

			FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐

5. Contingent on the stockholders’ approval of the reverse stock split proposal, to approve an amendment to our Amended and Restated Certificate of Incorporation to reduce the number of shares of Common Stock we are authorized to issue from 75,000,000 to 25,000,000.
			FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTION : To withhold a vote for an individual nominee(s), write the name of such nominee(s) in the space provided below. Your shares will be voted for the remaining nominee(s).		6. Contingent on the stockholders’ approval of the reverse stock split proposal, to approve an amendment to our Amended and Restated Certificate of Incorporation to reduce the number of shares of Common Stock we are authorized to issue from 75,000,000 to 37,500,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXY WILL VOTE “FOR” ALL DIRECTOR NOMINEES, AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES, AND A VOTE “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

IN THEIR DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS ENCOURAGES YOU TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

THE UNDERSIGNED REVOKES ANY PRIOR PROXY AT THE MEETING AND RATIFIES ALL THAT SAID ATTORNEYS AND PROXIES, OR ANY OF THEM, MAY LAWFULLY DO BY VIRTUE HEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE 2011 ANNUAL REPORT TO STOCKHOLDERS.

Stockholder:	Dated:	, 2012	Signature (if held jointly):	Dated:	, 2012

Note:
Please sign as name appears hereon. When joint owners hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.